Exhibit 99.1

Cipherloc Reports Third Quarter Results, Advances Partnership Activities

Arlington, VA – August 14, 2020 – Cipherloc Corporation (OTCQB:CLOK) (the “Company”), a developer of advanced encryption technology, announced financial and corporate results for the third quarter ended June 30, 2020.

“We continued to advance our strategic plan in the second quarter through an almost 47% reduction of operating expenses and development of our partnership initiatives,” said Ryan Polk, Chief Financial Officer. “We anticipate further reductions in operating expenses during the September quarter of 2020, providing adequate financial resources for our revenue development efforts over the next twelve months.”

Milton Mattox, the Chief Operating Officer, added, “We continue to make exciting progress with multiple technology partnerships and potential sales relationships through engineering and testing of our polymorphic encryption capabilities in a number applications. For example, we recently announced our progress with Arnouse Digital Devices, Corp (ADDC) pairing Cipherloc’s data-in-motion encryption with ADDC’s BioDigitalPC line of products in order to offload encryption processing and improve network performance. We are engaged in a number of additional projects, which we look forward to announcing as we achieve specific milestones.”

Third Quarter 2020 Financial Results

Net revenues for the quarter ended June 30, 2020, were $8,750 as compared to $27,850 for the quarter ended June 30, 2019. Revenue reflects Cipherloc’s status as a development stage data security solutions company. The Company is currently engaged in efforts intended to generate future revenue growth.

General and administrative expenses were $833,260 for the three months ended June 30, 2020 as compared to $947,309 for the three months ended June 30, 2019. General and Administrative expenses for the quarter ended June 30, 2020 included approximately $295,000 in severance and other restructuring costs. Selling and marketing expenses were $107,842 for the quarter ended June 30, 2020 as compared to $728,270 for the prior year quarter. Research and developments costs were $206,613 for the three months ended June 30, 2020 as compared to $478,108 for the three months ended June 30, 2019.

Total operating expenses declined 46.8 percent year-over-year, with additional reduction expected in the third quarter as part of Cipherloc’s previously announced restructuring program. Cipherloc expects that its cash position will be sufficient to fund future operations for at least the next 12 months.

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation provides advanced technology and expertise to secure your data and safeguard your privacy with the speed you need today and the agility you’ll need tomorrow. Our patented polymorphic encryption technology provides a layer of security that is stronger, adaptable, and scalable across a variety of applications and systems. Learn more at www.quantanova.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Cipherloc Investor Contact:

Matt Kreps

Darrow Associates, Investor Relations

214-597-8200

mkreps@darrowir.com

CIPHERLOC CORPORATION AND SUBSIDIARIES

BALANCE SHEETS

(UNAUDITED)

	June 30, 2020	September 30, 2019
ASSETS
Current assets
Cash	$2,227,830	$7,839,472
Prepaid expenses	26,578	121,371
Total current assets	3,525,177	7,760,843

Other assets	100,000	7,566
Operating lease ROU asset	321,502	—
Fixed assets, net	31,132	40,182
Total assets	$2,707,042	$8,008,591

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$676,785	$650,681
Accrued compensation	40,000	142,293
Operating lease liability	116,943	—
Paycheck Protection Program loan	365,430	—
Deferred revenue	24,167	28,400
Total current liabilities	1,223,325	821,374

Operating lease liability – long-term portion	637,706	—
Total liabilities	1,861,031	821,374

Commitments and contingencies

Series A convertible preferred stock, $0.01 par value, 1,000,000 shares authorized; 1,000,000 shares issued and outstanding as of June 30, 2020 and September 30, 2019	10,000	10,000
Common stock, $0.01 par value, 681,000,000 shares authorized; 40,642,953 and 40,792,510 shares issued and outstanding as of June 30, 2020 and September 30, 2019, respectively	407,925	407,925
Treasury stock, at cost 149,557 shares	(150,000)	—
Additional paid-in capital	68,368,697	68,225,828
Accumulated deficit	(67,790,612)	(61,456,536)
Total stockholders’ equity	846,010	7,187,217
Total liabilities and stockholders’ equity	$2,707,042	$8,008,591

CIPHERLOC CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$8,750	$27,850	$39,233	$27,850
Cost of revenues	—	—	—	—
Gross profit	8,750	27,850	39,233	27,850

Operating expenses
General and administrative	833,260	947,309	4,114,084	1,986,090
Selling and marketing	107,842	728,270	695,245	1,377,045
Research and development	205,613	478,108	1,544,205	1,303,680
Total operating expenses	1,146,715	2,153,687	6,353,534	4,666,815
Operating loss	(1,137,965)	(2,125,837)	(6,314,301)	(4,638,965)

Other income (expense)
Loss on disposal of asset	(19,778)	—	(19,778)	—
Interest income	—	2,610	—	5,938
Net loss	$(1,157,743)	$(2,123,227)	$(6,334,079)	$(4,633,207)

Net loss per common share – basic and diluted	$(0.03)	$(0.05)	$(0.16)	$(0.11)

Weighted average common shares outstanding – basic and diluted	40,642,953	40,792,510	40,740,105	40,792,510

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